Exhibit 4.13

[Translation of Chinese Original]

Equity Transfer Agreement

between

Wei Gao

and

Junming Wu

For

Beijing Novel-Super Digital TV Technology Co., Ltd.

Dated on June 20, 2008

Recitals

Whereas,

(1)
Beijing Novel-Super Digital TV Technology Co., Ltd. (hereinafter referred to as “the Target Company”) is a liability limited company registered, incorporated and legally existed under Chinese laws, with registered capitals of RMB33,058,400, with its address at Room 402, Building B, 5-2, Jing-Meng Hi-Tech Mansion, Shangdi East Road, Haidian District, Beijing, of which the legal representative is Jianhua Zhu;

(2)
Wei Gao (hereinafter referred to as “Party A”) is a Chinese citizen, whose identification card number is 110108197910135427, legally holding 25% shares of the Target Company as of the execution date of this Agreement;

(3)	Junming Wu (hereinafter referred to as “Party B”) is a Chinese citizen, whose identification card number is 140103197202030695; and

(4)
As a shareholder of the Target Company, Party A intends to transfer all of his shares in the Target Company to Party B, and the Target Company will go through relevant registration formalities in accordance with Chinese laws and regulations;

Through friendly consultation, Party A and Party B (hereinafter collectively referred to as “the Parties”) reached agreement on the relevant issues of the equity transfer of the Target Company as below:

Article 1 Definition and Interpretation

1.1	Definition

Unless otherwise provided for in this Agreement, the following terms shall have the following meanings:

(1) “Force Majeure”	Refers to any event provided for in Article 8 hereof.

(2) “Registration Administration Authority”	Refers to the State Administration for Industry and Commerce or its authorized local administration for industry and commerce.

(3) “Articles of Association”	Refers to the Articles of Association of the Target Company.

(4) “License”	Refers to any registration, filing, permission, consent, notarization, certificate, franchise, approval and license.

(5) “Renminbi” or “RMB”	Refers to the statuary currency in China.

(6) “Effective Date”	Refers to the effective date specified in Article 11.1 hereof.

(7) “Completion Date”	Refers to the third business day upon the achievement of the last effective condition set forth in Attachment 1 hereto, or the even later date determined by Party B and informed to Party A in writing.

(8) “Conditions for Effectiveness”	Refers to the conditions contained in Attachment 1 hereto for the completion of this transaction.

(9) “Business Day”	Refers to the dates other than Saturdays, Sundays, and statutory holidays in China.

(10) “Business License”	Refers to the corporate business license issued by the Registration Administration Authority to the Target Company.

(11) “China”	For the purpose of this Agreement, refers to the People’s Republic of China, excluding the Hong Kong Special Administration Region, the Macao Special Administration Region, and Taiwan Region.

(12) “Chinese Law”
For the purpose of this Agreement, refers to the laws, regulations, rules, and judicial interpretations promulgated by Chinese legislatures, administrative authorities, and judicial authorities at all levels, and known to the public, excluding the laws, regulations, rules, judicial interpretations or legal precedents of the Hong Kong Special Administration Region, the Macao Special Administration Region, and Taiwan Region.

1.2	Interpretation

(1)
The terms of “in this Agreement”, “within this Agreement”, and “under this Agreement” or the similar reference terms referred to in this Agreement shall refer the entire Agreement other than any special clause under this Agreement. Unless otherwise expressly defined in this Agreement, the term of “including”, with “but not limited to” or not, shall be regarded as “including but limited to”.

(2)
The reference to this Agreement includes the amendments, alterations, supplements, substitutions to and/or repetition of this Agreement and its attachments by any means from time to time. The attachments to this Agreement are integral parts hereof, as is fully expressed in the text hereof. Unless otherwise required by the context hereof, the reference to a specified section, paragraph, clause and attachment shall be deemed as the reference to that specified part hereof. In case of any conflict between the attachment hereto and other parts hereof, the later shall prevail.

Article 2 Representation, Warranty and Undertaking

2.1	Representations and Warranties of the Parties

Each party represents and warranties to the other party that the following descriptions are authentic and accurate in all substantial respects as of the execution date of this Agreement, do not result in any significant misleading in any respect, and will remain their authenticity and accuracy from the effective date and completion date:

(1)	The Parties are Chinese citizens;

(2)
The Parties have, or have obtained, all and any right, license, and necessary consent from third party for the execution of this Agreement, and will perform their obligations under this Agreement upon the resolution of the general meetings of shareholders of the Target Company for the approval of the performance of this Agreement;

(3)
The performance of this Agreement does not violate the provisions of any law, regulation, rule, organizational document, contract, or normative document binding upon the Parties and their assets after the execution, submission, and the resolution of the general meeting of shareholders of the Target Company approving the performance, of this Agreement;

(4)	When this Agreement is becoming effective, the obligations of the Parties under this Agreement shall be legally valid and binding obligations; and

(5)
The Parties are free from any ongoing legal proceeding, arbitration, or other legal, administrative proceedings or governmental investigation (hereinafter collectively referred to as “Proceeding”) against them, and those reasonably regarded as having significant adverse influence on the performance of this Agreement solely or entirely if they are unfavorable to the Parties; and the Parties, to their best knowledge, are free from any threatened Proceeding (hereinafter collectively referred to as “Threat”), which might affect the execution of this Agreement in any aspect or their capabilities to fulfill the obligations under this Agreement.

2.2	Party A further represents and warrants as follows:

In addition to the information disclosed in writing to Party B, Party A represents and warrants to Party B that the following statements are true and accurate in all material aspects and contain no materially misleading statements in any aspect on the date of execution of this Agreement, and will remain true and accurate in all material aspects on the effective date and completion date.

(1)	On the date of execution hereof, registered capital of the Target Company is RMB33,058,400, of which Party A holds 25% equity;

(2)	“Whereas” statements are true, complete and accurate in all aspects, and do not constitute materially misleading statements in any aspect;

(3)
The Target Company has kept accounts, accounting records and financial and other records (including all accounts, accounting records and records legally required to be kept) which are true, accurate, updated, complete and consistent for its operating assets and activities. The data recorded or reflected in the accounts, accounting records and financial and other records are free from material mistakes or conflicts, and the Target Company has not received any notice or accusation as to any mistake or necessity of modification to such data;

(4)	Execution, performance or compliance with this Agreement by Party A will not be in violation, breach or constitute non-performance of the following:

(i)	Articles of Association;

(ii)	Laws, rules, regulations or other normative documents of China; or

(iii)	Any agreement already signed by Party A.

(5)
On the dates of execution, effectiveness, and completion of this Agreement, the Target Company has already obtained all necessary permission to carry out its businesses normally, possess and use all its assets. Such permission is still effective for the time being, and the Target Company has not violated any conditions required for such permission.

(6)
The Target Company is operating business in an ordinary, proper and usual way or ways which are the same as or similar to its past practice (in nature and scope), and has not signed any contract for any business beyond the normal scope;

(7)
On the date of execution hereof, there are no potential or material legal, arbitration, administrative proceedings or other proceedings against the Target Company; or to the knowledge of Party A, on the same date, there are no threatening or influential material legal, arbitration, administrative proceedings or other proceedings against the Target Company. On the date of execution hereof, there are no pending dispute or investigation, inquiry, proceedings, notice, judgment, order, arbitration award or penalty imposed by the court, arbitration court or government department against the Target Company and with materially negative influences, and there are no facts or situations to lead to the above-mentioned facts or situations;

(8)
In addition to the contents disclosed to Party B in writing as of the date of execution hereof, the Target Company’s operating activities comply with the governing Chinese laws in all materials aspects, including but not limited to provisions concerning tax, intellectual property rights, social insurance, labor and protection of consumers’ rights and interests.

2.3	Undertakings of Party A

2.3.1	From the date of execution to the completion date hereof, Party A promises to Party B that before obtaining written consent from Party B:

(1)	Party B will be informed of the Target Company’s operation, assets and prospect in a reasonable range;

(2)	No major contract will be signed beyond the Target Company’s normal business scope.

2.3.2
Without prejudice to Article 2.3.1, Party A promises to Party B that before obtaining written consent from Party B, Party A will adopt all measures to guarantee that the Target Company will not take any of the following actions or pass any Board resolution or shareholders’ meeting resolution before the completion date:

(1)	Any creditor of the Target Company converts its right in the Target Company into equities in the Target Company;

(2)	The Target Company repurchases its equities;

(3)	The Target Company issues new shares, grants share options or issues any bonds or securities convertible into equities;

(4)	Causing the Target Company to dissolve, go bankrupt or liquidate;

(5)	Modifying the Articles of Association or pass any resolution inconsistent with this Agreement;

(6)	Allowing the Target Company to purchase or sell any property or assets other than for the normal and reasonable purpose of business;

(7)	Acquisition of other companies by the Target Company, which involves payment of consideration;

(8)	Obtaining any loan by the Target Company;

(9)	Providing guarantee by the Target Company for any loan;

(10)	Change of Board members of the Target Company;

(11)	The Target Company announces to distribute dividends or others to shareholders; and

(12)	External investment by the Target Company.

2.4	Representations and Warranties of Party B

(1)	Party B has made necessary arrangement so as to have adequate funds to pay the equity transfer price at the amount and within the period specified herein; and

(2)	Party B has the corresponding capability to operate and manage the Target Company.

2.5	General Provisions

(1)	Each representation and warranty under this Agreement is independent from any other representations and warranties.

(2)
The Parties agree that the Parties shall be liable for the wrong provision, false provision, or violation, of any representation or warranty as set forth in this Agreement, and shall defend and fully indemnify the affected party.

Article 3 Equity Transfer Price and Its Payment

3.1	Equity Transfer

Party A intends to transfer 25% equities (i.e. a contribution of RMB8,264,600 of the Target Company held by Party A) to Party B.

3.2	Payment of the Transfer Price

The transfer price is RMB10, and Party B shall pay at one-time the total transfer price to Party A within 5 days upon the Target Company’s obtaining the altered corporate business license.

3.3
Upon the equity transfer to Party B and his payment as specified in Article 3.2, Party B will share the profit, risk, and loss (including the profits, creditor’s rights, and liabilities of the Target Company to be enjoyed or shared by the shares held by Party B after this Agreement becomes effective) of the Target Company according to Party B’s share-holding ratio in the same.

Article 4 Effective Condition

4.1	The Premise for Party B to Fulfill His Obligations

The premise for Party B to pay the equity transfer price is the completion of the amendment to the Articles of Association in accordance with this Agreement.

Article 5 Inheritance of the Target Company’s Existing Contracts and
Other Obligations

5.1
As of the date the business license is issued, the Target Company shall continue to perform or fulfill its all and any creditor’s right and liability, as well as the rights and obligations contained in relevant contracts concluded with other parties.

Article 6 Obligations of the Parties

6.1	The Parties shall within 60 days after this Agreement becomes effective submit the executed Agreement and other necessary documents to the Registration Administration Authority for registration.

6.2
If the Parties fail to obtain the registration with the Registration Administration Authority within three months after this Agreement becomes effective, this Agreement shall be deemed as automatically invalid, unless otherwise agreed by the Parties.

Article 7 Liability for Breach of Contract

7.1
If a party hereto fails to fulfill any of his or her obligations hereunder, or a party’s representation or warranty hereunder is proved as inauthentic, incorrect, or incomplete in any substantial aspect, such party shall be deemed as breach of this Agreement. The breaching party shall rectify such breach within three business days upon the receipt from the non-breaching party of the notice stating the specific breach. If such breach fails to be rectified, the breaching party shall indemnify the non-breaching party of all and any direct damage and losses resulted from its breach, including but not limited to any claim, lawsuit, liability, cost, or expenditure related to the foregoing breach, unless otherwise expressly specified by this Agreement to the contrary.

7.2
Without prejudice to the rights of Party B specified in Article 7.1 hereof, the non-breaching party shall have the right to terminate the project documents, if the breaching party fails to rectify his breach within ten business days upon the receipt from the non-breaching party of the notice specifically stating the breach when breaches this Agreement in any substantial aspect.

Article 8 Force Majeure

8.1	Definition

For the purpose of this Agreement, “Force Majeure” refers to all and any event occurred after the execution of this Agreement, and encumbered a party to perform or partially perform this Agreement, and such event (including but not limited to earthquake, typhoon, flood, fire, strike, war, or riot) cannot be reasonably controlled or predicted by such party, or cannot be reasonably avoided or overcome even it can be predicted.

8.2	Exemption and Burden of Proof

Any party hereto who is unable to fulfill, or completely fulfill, any obligation hereunder in time and duly due to the influence of force majeure may be exempted from assuming the breaching liability caused by unduly fulfillment of obligation specified hereunder. The affected party, however, shall, after the occurrence of such force majeure or within three days after the recovery of communication, provide the other party hereto of the detailed information of such force majeure and the detailed explanation of his inability to perform, or inadequate, untimely, and unduly fulfillment of, the obligations hereunder due to such force majeure by facsimile and express courier. The affected party who fails to inform the other party and provide proof as prescribed in the foregoing provisions may not claim for the exemption from breaching liability under this Clause.

8.3	Obligation to Mitigate Influence

The affected party shall forthwith take all and any reasonable and feasible measures to eliminate or mitigate the influence of such force majeure, and shall continue to fulfill the relevant obligations upon the elimination or mitigation of the influence of the same. The affected party who fails to fulfill the foregoing obligations shall be assume the breaching and indemnifying liabilities for the expanded losses or his discontinuation of the fulfillment of his obligations hereunder upon the elimination or mitigation of such force majeure.

Article 9 Settlement of Dispute

9.1	Principle of the Settlement of Dispute

In the event of any contestation, dispute, or claim (hereinafter collectively referred to as “Dispute”) arising from, or in connection with, the interpretation or performance, or the breach, termination, or validity of this Agreement, the Parties shall first settle such Dispute through friend consultation. If such Dispute remains unsettled within ten business days upon the commencement of the said consultation, either party may submit the Dispute for arbitration under Article 9.2 hereof.

9.2	Arbitration

All and any Dispute unable to be settled through friend consultation under Article 9.1 hereunder shall be settled through arbitration in accordance with effective arbitration rules by then of China International Economic and Trade Arbitration Commission. The arbitration place shall be Beijing, and the decision of the said Commission shall be final, having binding force upon the Parties.

9.3	Responsibility of the Continuation of Fulfillment

In the course of the arbitration under Article 9.2 hereof, the Parties shall continue to fulfill their other obligations hereunder respectively, except the relevant obligations and other disputes as the subject matters of arbitration.

Article 10 Applicable Laws

The execution, validity, interpretation, performance of, and the settlement of dispute arising from, this Agreement shall be governed by Chinese laws.

Article 11 Miscellaneous

11.1	Commencement

This Agreement shall become effective upon the completion of all conditions contained in Attachment 1 hereto.

11.2	Expenses

Each party shall assume all and any expense and expenditure arising from this Project and the negotiation of this Agreement.

11.3	Entire Agreement

The project documents and other documents executed on the even day of this Agreement shall consist of the entire agreement between the Parties on the equity transfer of the Target Company, and shall supersede all previous relevant representations, understandings, and agreements of the Parties.

11.4	Severability

The validity of any clause hereof shall not affect that of any other clauses hereof.

11.5	Language

This Agreement is written and executed in Chinese.

11.6	Headline

The headlines used in this Agreement are for the convenience of reading, shall not be construed as the interpretation of the clauses hereof, and shall not affect the meaning of any clause hereof by whatsoever ways.

11.7	Written Notice

(1)
Any notice or communication under or in connection with this Agreement shall be written in Chinese, and shall be delivered or sent to the addresses or facsimile number described in Article 11.7 (3) hereof by dedicated courier, mail, or facsimile.

(2)	In absence of the proof of the receipt, such notice or communication shall be deemed as duly served in any of the following cases:

(a)	if delivered by dedicated courier, on the day such notice or communication is delivered to the addresses described in Article 11.7 (3) hereof;

(b)	if delivered by express courier, on the fifth business day after sending such notice or communication; or

(c)	if sent by facsimile, the time recorded and confirmed by the facsimile of the sending party.

(3)	All and any notice shall be sent to the following addresses of the Parties, unless such addresses are changed in accordance with Article 11.7(4) hereof:

Party A: Wei Gao

Address: Room 307, Building A7, 11, Fucheng Road, Haidian District, Beijing

Attention: Wei Gao

Party B: Junming Wu

Address: 2-8-804, Quarters of Chinese Academy of Social Sciences, Guanghui Nanli, Chaoyang District, Beijing

Attention: Junming Wu

(4)
For the purpose of this Clause, the date for the notice for changing the relevant addresses or facsimile number sent by a party to another shall be the date stated in such notice; if not stated, shall be the seventh (7th) day after such notice is sent.

11.8	Attachment

All attachments hereto consist of an integral part of this Agreement.

(The remainder of this page intentionally left blank.)

IN WITNESS WHEREOF, this Agreement is executed by the Parties or the duly authorized representative on the date first written above.

Party A: /s/ Wei Gao	Party B: /s/ Junming Wu

Attachment 1 Conditions for Achievement of the Completion Date

Party B receives all of the following documents, in conformity with his requirements in form and by virtue:

(1)	this Agreement executed by the Parties;

(2)	an authentic resolution of the general meeting of shareholders of the Target Company approving Party B to acquire the shares of the same; and

(3)	the amended Articles of Association filed with the Registration Administration Authority reflecting the equities in the Target Company acquired by Party B.